Exhibit 99.1

Ocean Power Technologies, Inc. Announces Proposed Public Offering of Common Stock and Warrants

Pennington, NJ – July 21, 2016 – Ocean Power Technologies, Inc. (NASDAQ: OPTT), announced today that it intends to offer shares of its common stock and warrants to purchase common stock in a best efforts public offering. The offering is subject to market and other conditions, and there can be no assurance as to whether or when the offering may be completed, or as to the actual size or terms of the offering.

Roth Capital Partners is acting as the sole placement agent for the offering.

The securities described above are being offered by Ocean Power Technologies, Inc. pursuant to a registration statement on Form S-3 previously filed with, and subsequently declared effective by, the Securities and Exchange Commission (“SEC”). An electronic preliminary prospectus relating to the offering has also been filed with the SEC and is available on the SEC’s website at http://www.sec.gov. Copies of the preliminary prospectus supplement and accompanying base prospectus relating to this offering also may be obtained from Roth Capital Partners, 888 San Clemente, Newport Beach, CA 92660, (800) 678-9147.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Ocean Power Technologies

Headquartered in Pennington, New Jersey, Ocean Power Technologies (NASDAQ: OPTT) is a pioneer of ocean wave power that converts ocean wave energy into electricity. OPT’s proprietary PowerBuoy® technology is based on a modular design. OPT specializes in cost-effective and environmentally sound ocean wave-based power generation and management technology.

Safe Harbor / Forward-Looking Statements

This release may contain "forward-looking statements" that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by certain words or phrases such as "may", "will", "aim", "will likely result", "believe", "expect", "will continue", "anticipate", "estimate", "intend", "plan", "contemplate", "seek to", "future", "objective", "goal", "project", "should", "will pursue" and similar expressions or variations of such expressions. These forward-looking statements reflect the Company's current expectations about its future plans and performance. These forward-looking statements rely on a number of assumptions and estimates which could be inaccurate and which are subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company's most recent Forms 10-Q and 10-K and subsequent filings with the SEC for a further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

Company Contact:
Mark A. Featherstone	Phone:
Chief Financial Officer	609-730-0400

Investor Relations Contact:
Andrew Barwicki	Phone:
Barwicki Investor Relations, Inc.	516-662-9461